Exhibit 10.80

March 23, 2009

John Tran

Dear John:

In connection with your appointment to the position of “Chief Accounting Officer” of Anesiva, Inc. (“we” or the “Company”), we are pleased to offer you the following employment terms. The most important component of any successful company is its people. To successfully accomplish our goals, we are assembling a world-class team to support our development, manufacturing and commercialization efforts.

The employment terms set forth in this offer letter are effective as of February 19, 2009 (the “Offer Date”) unless stated otherwise. This offer letter supersedes all other agreements, arrangements and understandings between you and the Company, except those terms which are precluded by law, specifically, previous grants of stock options and already earned bonuses which shall remain binding and in full force and effect.

1. Position. Your title will be Vice President, Finance & Chief Accounting Officer, and you will report to Michael L. Kranda, President and Chief Executive Officer. This is a full-time exempt position. You will work at our facility located at 650 Gateway Boulevard, South San Francisco, CA, 94080.

2. Salary. Effective and retroactive to February 19, 2009, your gross semi-monthly base salary will be $9,375 (equivalent to an annualized rate of $225,000 per year). Your salary will subject to adjustment pursuant to the Company’s employment compensation policies as in effect and revised from time to time and will be payable in accordance with the Company’s standard payroll schedule. Employees are currently paid on the 15th and the last day of the month.

3. Discretionary Bonus. You will be eligible to earn an annual target bonus of thirty percent (30%) of your base salary earned during the bonus period for fiscal year 2009. Whether your annual bonus is earned, and the amount of the annual bonus (if any), will be determined under the terms of the Company’s annual bonus program (as adopted by the Compensation Committee of the Board). The Board will determine, in its sole discretion, the applicable corporate performance targets for each bonus year, which may include corporate financial goals, business development goals, and preclinical and clinical development goals. In order to be eligible to earn your annual bonus, you must remain an active employee of the Company through the bonus payout date following the end of the applicable work year, and you will not earn any of your annual bonus if your employment terminates for any reason before the bonus payout date. The Company shall have the discretion to structure some or all of your annual bonus so that it qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Stock Option. In connection with your appointment, you will be granted an option to purchase 50,000 shares of the Company’s Common Stock by the Company’s compensation committee and board of directors during the next regularly scheduled compensation committee meeting. The exercise price per share is equal to the fair market value per share on the date the option is granted. The option is subject to the terms and conditions applicable to options granted under the Company’s 2003 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in equal monthly installments over the next forty-eight (48) months of continuous service, as described in the applicable Stock Option Agreement.

5. Change in Control. You will be entitled to the benefits provided in the Company’s Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”), a copy of which is enclosed, in the event of a Change in Control as defined in the Plan.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company you also will not assist any person or entity in competing with the Company or in preparing to compete with the Company. In addition, while you render services to the Company and for one (1) year thereafter, you will not engage in, and will not assist any person or entity in, soliciting, recruiting, or hiring away from the Company any employees or consultants of the Company.

8. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Enclosed, for your reference, is the W-4 tax withholding form that you will be required to complete on your first day of employment.

9. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in San Mateo County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to workers’ compensation or unemployment insurance claims.

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

10. Entire Agreement. This letter agreement, together with the Employee Proprietary Information and Inventions Agreement, supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company, except as specified in this offer letter.

We hope that find the foregoing terms acceptable and look forward to your valuable contributions to Anesiva as Chief Accounting Officer. You may indicate your agreement with these terms and accept this Amendment by signing and dating the Amendment and returning it to me.

Very truly yours,

ANESIVA, INC.

By:	/s/ Michael Kranda
Michael Kranda
President and Chief Executive Officer

I have read, accept and agree to the terms of this Offer Letter:

/s/ John H. Tran
Signature of John H. Tran

Dated: 03/23/2009